Exhibit 99.1

NEWS RELEASE

For further information contact:
Greg Rosenstein                          Cathy Green
Manager of Investor Relations            Chief Financial Officer
(318) 234-4590                           (318) 234-4590

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 10, 1997

 AMERICAN OILFIELD DIVERS. INC. ANNOUNCES RESIGNATION OF COO
                     PRENTISS A. FREEMAN


       Lafayette, LA -- American Oilfield Divers, Inc. (NASDAQ: DIVE) today announced that Chief Operating Officer Prentiss (Sonny) A. Freeman has resigned his position as an executive officer and director of the Company. He will remain with AOD in a consulting capacity for approximately three months.

      Rod Stanley, AOD's President and Chief Executive Officer stated, "Sonny played an integral part in the development of AOD, particularly the Company's core Gulf of Mexico subsea services business. We valued his contributions over the years in the growth of AOD, and will miss his dynamic presence. We wish Sonny well in his future endeavors and look forward to working with him during this transition period."

      Mr. Stanley will assume Mr. Freeman's duties and responsibilities, and the Company has no immediate plans to fill the position of Chief Operating Officer. The Company, however, will consider adding personnel to manage its expansion into deepwater and international markets.

      American Oilfield Divers, Inc., is a leading provider of subsea services and related products, including diving, marine construction and environmental services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to certain U.S. inland customers.


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